Exhibit 5.1

ONE BISCAYNE TOWER – 21ST FLOOR
2 SOUTH BISCAYNE BOULEVARD
MIAMI, FLORIDA 33131
TELEPHONE: 305.373.9400
FACSIMILE: 305.373.9443
www.broadandcassel.com

June 26, 2007

China Public Security Technology, Inc.
Unit D, Block 2, Tian An Cyber Park
Chegongmiao, Shenzhen
Guangdong, China 518040

Re:  Irish Mag, Inc. also known as China Public Security Technology, Inc., a Florida corporation (the "Company")
        Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to the issuance of up to 8,000,000 shares of the Company’ s common stock, par value $0.01 per share (the "Shares"), issuable by the Company under the Company's 2007 Equity Incentive Plan (the "2007 Plan"). The Shares are included in a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act").

As special Florida counsel to the Company, we have examined only the following documents (collectively, the "Documents"): (i) a copy of the Company’ s Amended and Restated Articles of Incorporation, as amended on January 25, 2007; (ii) the Company’ s By-Laws, as amended on June 25, 2007; (iii) the Unanimous Written Consent of the Board of Directors to Action Taken Without a Meeting effective as of June 12, 2007; (iv) the Written Consent of the Controlling Shareholder to Action Taken Without Meeting effective as of June 25, 2007; (v) the 2007 Plan; (vi) the Form of Stock Option Award Agreement and Form of Restricted Shares Grant Agreement; and (vii) a Certificate to Counsel of even date herewith containing certain representations to this Firm. In such examination, we have assumed the genuineness of all signatures on the Documents and the conformity to original Documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to our opinions set forth herein, we have relied solely upon statements or certificates of officials and representatives of the Company as set forth in the Documents.

Based on, and subject to, the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the 2007 Plan and the applicable Award Agreement (as

BOCA RATON   •    FT . LAUDERDALE   •    MIAMI   •    ORLANDO   •    TALLAHASSEE   •    TAMPA   •    WEST PALM BEACH

China Public Security Technology, Inc.
June 26, 2007

defined in the 2007 Plan), will be validly issued, fully paid and nonassessable. We have not been asked to consider and have not considered any legal issue relating to the Shares or the Registration Statement except as expressly set forth herein.

In rendering the opinions expressed above, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any jurisdiction, other than the State of Florida.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

BROAD AND CASSEL

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